Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Fourth Quarter Results

•	Total revenues of $36.1 million, a 32% year-over-year increase and an 11% increase compared to the third quarter of 2021
•

Net income of $1.7 million as compared to $8.6 million and $2.8 million in the fourth quarter of 2020 and the third quarter of 2021, respectively, and earnings per diluted share of $0.68; adjusted net income of $1.2 million and adjusted earnings per diluted share of $0.48

•	Adjusted EBITDA of $6.5 million, a $3.5 million improvement compared to the fourth quarter of 2020 and a $2.3 million improvement compared to the third quarter of 2021
•

Net cash provided by operating activities, free cash flow and free cash flow after distributions to non-controlling interest of $11.6 million, $11.1 million and $8.4 million, respectively, for the year ended December 31, 2021

•	$22.2 million in cash and $7.8 million of total debt as of December 31, 2021

HOUSTON, March 7, 2022 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2021.

Financial Review

Fourth Quarter 2021 Financial Results

Total revenues were $36.1 million for the quarter ended December 31, 2021, which was an increase of 32% compared to the fourth quarter of 2020.  This increase reflected higher product sales and services volumes in all geographic areas except for U.S. product sales, including Repeat Precision, LLC (“Repeat Precision”), partially offset by lower pricing for certain products and services, including at Repeat Precision. We believe the overall increase in revenues largely resulted from higher industry drilling and completion activity in the fourth quarter of 2021 as compared to 2020, particularly in North America, as oil demand and commodity prices in the fourth quarter of 2021 were higher than the fourth quarter of 2020, which was more significantly impacted by the Coronavirus disease 2019 (“COVID-19”) pandemic. Total revenues increased by 11% as compared to the third quarter of 2021 with an increase of 25% in the U.S. and 98% in international markets partially offset by  a decrease of 2%  in Canada.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $15.9 million, or 44% of total revenues, in the fourth quarter of 2021, compared to $11.7 million, or 43% of total revenues, in the fourth quarter of 2020. Cost of sales as a percentage of total revenues slightly declined due to an increase in revenue and higher utilization of manufacturing capacity and field service personnel. This improvement was partially offset by lower pricing for certain products and services.

Selling, general and administrative (“SG&A”) expenses totaled $13.5 million for the fourth quarter of 2021,  an increase of $2.9 million compared to the same period in 2020. This overall increase in expense reflects higher litigation expense in addition to increased compensation expense, reflecting the reinstatement of certain salaries in mid-2021. The increases were partially offset by declines in share-based compensation and professional fees.

Net income was $1.7 million, or $0.68 per diluted share, for the quarter ended December 31, 2021,  which included a net impact of $0.1 million (after tax effect of $0.5 million, or $0.20 per diluted share) related to a net foreign currency exchange gain, less the related tax effects primarily associated with changes in valuation allowances. Adjusted net income, which excludes these items, was $1.2 million, or $0.48 per diluted share, for the quarter ended December 31, 2021.  Net income was $8.6 million, or $3.59 per diluted share, in the fourth quarter of 2020, which included a net impact of $12.3 million (after tax effect of $15.0 million, or $6.29 per diluted share) related to a gain on patent infringement settlement and net foreign currency exchange loss as well as a benefit related to a reduction in foreign tax expense. Income tax was also impacted by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and income tax valuation allowances recorded to reduce the carrying value of deferred tax assets. Adjusted net loss, which excludes these items, was $(6.4) million, or $(2.70) per diluted share, for the quarter ended December 31, 2020.

Adjusted EBITDA was $6.5 million for the quarter ended December 31, 2021, a $3.5 million improvement as compared to the fourth quarter of 2020 and a $2.3 million improvement as compared to the third quarter of 2021.

Full Year 2021 Financial Results

For the year ended December 31, 2021, NCS reported revenues of $118.5 million, an increase of $11.5 million, or 11% as compared to the year ended December 31, 2020. Net loss was $(4.7) million for the year ended December 31, 2021 compared to $(57.6) million for the year ended December 31, 2020. Adjusted net loss was $(7.0) million for the year ended December 31, 2021 compared to adjusted net loss of $(19.6) million for the year ended December 31, 2020. Adjusted EBITDA of $9.1 million for the year ended December 31, 2021 was an increase of $6.9 million as compared to the year ended December 31, 2020.

Cash flows from operating activities during 2021 of $11.6 million was $23.5 million lower than in the prior year, which included $21.4 million in cash proceeds related to a patent infringement settlement. Cash flows used by investing activities of $0.4 million compared favorably to $1.1 million in 2020. For the full year 2021, free cash flow and free cash flow after distributions to non-controlling interest were $11.1 million and $8.4 million, respectively.

Capital Expenditures and Liquidity

NCS incurred capital expenditures of $0.1 million, net of proceeds from the sale of property and equipment,  during the fourth quarter of 2021 and $0.4  million for year ended December 31, 2021.

As of December 31, 2021,  NCS had $22.2 million in cash and $7.8 million in total debt, with our senior secured credit facility remaining undrawn, utilizing letter of credit commitments of less than $0.1 million. The borrowing base under our senior secured credit facility as of December 31, 2021 was $15.4 million. Our net working capital, which we define as current assets, excluding cash and cash equivalents, minus current liabilities, excluding current maturities of long-term debt, was $48.0 million as of December 31, 2021.

New Product Introductions

During the fourth quarter of 2021, we successfully introduced two new product offerings.

•	The Ratek line of sliding sleeves for more difficult environments, including offshore applications, that may require V0 and V3 ISO ratings, with initial shipments in December 2021.
•	The PurpleFire factory-assembled modular perforating gun system, currently in field trials with initial sales in December 2021.

Patent Infringement Case Verdict

On January 21, 2022, a jury in the U.S. District Court for the Western District of Texas, Waco Division found that Nine Energy Service, Inc.’s BreakThru casing flotation device infringes on an NCS patent, U.S. Patent No. 10,465,445. The jury awarded NCS approximately $486,000 in damages for infringement of the patent from the patent issue date, November 5, 2019, through the end of trial.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented, “Our fourth quarter capped a strong performance for NCS in 2021, which we believe to be the first year in a multi-year recovery for our industry.

Fourth quarter revenue of $36.1 million improved by 11% sequentially, and by 32% as compared to the fourth quarter of 2020. The sequential growth was led by our U.S. and international operations, with continued strong performance in Canada. For the full year, our Canadian revenue increased by over 50%, driving total revenue growth of 11% as compared to 2020.

Our gross margin percentage of 44% during the fourth quarter compared to 43% during the fourth quarter of 2020 and our full year gross margin percentage in 2021 of 41% was in line with 2020, despite the supply chain challenges and increased labor costs that emerged during 2021. In addition, we were able to reduce our SG&A expense from $59.4 million in 2020 to $49.1 million in 2021, reflecting the full-year impact of structural cost reduction actions taken during 2020.

We continued to strengthen our balance sheet and liquidity position throughout 2021, generating free cash flow of over $11 million, and over $8 million after distributions to our joint venture partner. We ended 2021 with over $22 million in cash, an undrawn revolving credit facility and a borrowing base in excess of $15 million.

We continue to add to our intellectual property and received our 100th issued patent during 2021. We are extremely proud of our history and track record of innovation in support of our customers’ desires to operate in a more efficient, cost effective and environmentally sensitive manner. We make meaningful investments in research and development and in securing and maintaining our intellectual property. We are pleased that a jury in a recent trial affirmed the validity of our patent utilized in our AirLock casing buoyancy system and concluded that the patent had been infringed upon.

We have brought several new products to market over the course of the last year, which expand our product and service portfolio, and which we believe will provide us with additional revenue opportunities by expanding the addressable market that we participate in. Among these are our RATEK multicycle frac sleeves, high performance sleeves which have been tested to be gas-tight (V0) and are suitable for demanding applications in offshore markets, including the North Sea. Repeat Precision also expanded its portfolio through the introduction of the PurpleFire perforating gun system, which is currently in field trials.

We believe that the recent change in North American E&P company priorities to emphasize free cash flow, return on capital and return of capital is a positive development for our industry, and is a framework that can support a multi-year activity expansion. We currently expect that U.S. drilling activity will increase by over 20% in 2022 as compared to 2021, with an increase in completion activity of over 10% and we expect drilling and completion activity in Canada to increase by 10% to 15%. We also expect international activity to increase by over 10% in 2022. We believe that with the value that we bring to our customers across our product and service portfolio, together with our newly introduced products, we are well positioned to outperform the underlying market activity changes that we expect in the U.S., Canada and internationally, as we grow our market share and access new markets.

This positive activity outlook is tempered somewhat by the inflationary environment we are facing with respect to labor costs and challenges in our supply chain, which are resulting in extended delivery times and increased prices for raw materials, supplies, outsourced services, and transportation.

I am excited for what 2022 will bring and want to express my thanks to the team at NCS and at Repeat Precision. 2021 was our second consecutive year with no lost time or recordable incidents, which I believe is a tremendous accomplishment. I truly appreciate the hard work and dedication of our people. We have the right team and the right strategies in place to deliver value to our customers, drive innovation in the industry and to create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2021 results and future financial expectations on Tuesday,  March 8, 2022 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 6083399. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 6083399. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; declines in the level of oil and natural gas exploration and production activity in Canada and the United States; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the United States; loss of significant customers; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities; the financial health of our customers including their ability to pay for products or services provided; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel or related to labor cost inflation; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives, the Coronavirus Aid, Relief, and Economic Security Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets and goodwill; our failure to establish and maintain effective internal control over financial reporting; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; the reduction in our senior secured credit facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$26,056	$19,249	$83,223	$75,197
Services	10,060	8,134	35,279	31,780
Total revenues	36,116	27,383	118,502	106,977
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	14,410	11,456	51,897	46,647
Cost of services, exclusive of depreciation and amortization expense shown below	5,776	4,236	18,130	16,260
Total cost of sales, exclusive of depreciation and amortization expense shown below	20,186	15,692	70,027	62,907
Selling, general and administrative expenses	13,505	10,643	49,094	59,425
Depreciation	975	980	3,832	4,426
Amortization	167	125	669	1,465
Impairments	—	—	—	50,194
Income (loss) from operations	1,283	(57)	(5,120)	(71,440)
Other income (expense)
Interest expense, net	(204)	(174)	(733)	(1,796)
Gain on patent infringement settlement	—	25,678	—	25,678
Other income, net	1,008	1,149	2,054	1,729
Foreign currency exchange gain (loss)	127	(593)	283	(1,060)
Total other income	931	26,060	1,604	24,551
Income (loss) before income tax	2,214	26,003	(3,516)	(46,889)
Income tax expense (benefit)	218	2,173	263	(7,783)
Net income (loss)	1,996	23,830	(3,779)	(39,106)
Net income attributable to non-controlling interest	334	15,260	955	18,493
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$1,662	$8,570	$(4,734)	$(57,599)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.69	$3.62	$(1.98)	$(24.37)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.68	$3.59	$(1.98)	$(24.37)
Weighted average common shares outstanding
Basic	2,402	2,369	2,396	2,364
Diluted	2,455	2,385	2,396	2,364

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

	December 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$22,168	$15,545
Accounts receivable—trade, net	24,392	21,925
Inventories, net	33,917	34,871
Prepaid expenses and other current assets	3,290	2,975
Other current receivables	4,726	8,358
Total current assets	88,493	83,674
Noncurrent assets
Property and equipment, net	24,708	24,435
Goodwill	15,222	15,222
Identifiable intangibles, net	5,744	6,413
Operating lease assets	4,809	5,170
Deposits and other assets	3,113	3,559
Deferred income taxes, net	236	205
Total noncurrent assets	53,832	55,004
Total assets	$142,325	$138,678
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,502	$4,943
Accrued expenses	6,323	3,347
Income taxes payable	294	653
Operating lease liabilities	1,556	1,826
Current maturities of long-term debt	1,483	1,347
Other current liabilities	2,660	2,768
Total current liabilities	19,818	14,884
Noncurrent liabilities
Long-term debt, less current maturities	6,335	4,442
Operating lease liabilities, long-term	3,779	3,989
Other long-term liabilities	1,612	1,864
Deferred income taxes, net	114	13
Total noncurrent liabilities	11,840	10,308
Total liabilities	31,658	25,192
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at	—	—
December 31, 2021 and December 31, 2020
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,397,766 shares issued and 2,380,374 shares outstanding at December 31, 2021 and 2,371,992 shares issued
and 2,359,918 shares outstanding at December 31, 2020	24	24
Additional paid-in capital	437,022	432,801
Accumulated other comprehensive loss	(82,094)	(81,780)
Retained deficit	(261,362)	(256,628)
Treasury stock, at cost; 17,392 shares at December 31, 2021 and 12,074 shares
at December 31, 2020	(1,006)	(809)
Total stockholders’ equity	92,584	93,608
Non-controlling interest	18,083	19,878
Total equity	110,667	113,486
Total liabilities and stockholders' equity	$142,325	$138,678

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2021	2020
	(Unaudited)
Cash flows from operating activities
Net loss	$(3,779)	$(39,106)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,501	5,891
Impairments	—	50,194
Amortization of deferred loan cost	281	296
Share-based compensation	6,621	8,482
Provision for inventory obsolescence	1,754	1,820
Deferred income tax expense (benefit)	96	(3,202)
Gain on sale of property and equipment	(378)	(592)
Write-off of deferred loan costs	—	606
Gain on patent infringement settlement	—	(25,678)
Provision for doubtful accounts	(129)	750
Net proceeds from patent infringement settlement	—	21,370
Proceeds from note receivable	281	302
Changes in operating assets and liabilities:
Accounts receivable—trade	(2,558)	19,250
Inventories, net	(939)	3,241
Prepaid expenses and other assets	(437)	(3,022)
Accounts payable—trade	2,843	(3,170)
Accrued expenses	3,000	(105)
Other liabilities	(3,247)	534
Income taxes receivable/payable	3,673	(2,744)
Net cash provided by operating activities	11,583	35,117
Cash flows from investing activities
Purchases of property and equipment	(495)	(2,098)
Purchase and development of software and technology	(338)	(55)
Proceeds from sales of property and equipment	389	1,094
Net cash used by investing activities	(444)	(1,059)
Cash flows from financing activities
Payments on equipment note and finance leases	(1,318)	(1,513)
Revolver and line of credit borrowings	360	5,000
Payments on revolver and line of credit	(360)	(15,000)
Payment of deferred loan cost related to senior secured credit facility	—	(553)
Treasury shares withheld	(197)	(157)
Distribution to non-controlling interest	(2,750)	(17,550)
Net cash used by financing activities	(4,265)	(29,773)
Effect of exchange rate changes on cash and cash equivalents	(251)	17
Net change in cash and cash equivalents	6,623	4,302
Cash and cash equivalents beginning of period	15,545	11,243
Cash and cash equivalents end of period	$22,168	$15,545
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$423	$929
Cash paid for income taxes (net of refunds)	(3,528)	(1,924)
Noncash investing and financing activities
Return of vehicles under finance lease	$(187)	$(798)
Leased assets obtained in exchange for new finance lease liabilities	3,712	5,305
Leased assets obtained in exchange for new operating lease liabilities	2,000	2,572
Changes in accounts payable related to capital expenditures	6	(184)

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting these metrics enables investors to assess our performance from period to period using the same metrics utilized by management and to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	December 31,	December 31,
	2021	2020
Working capital	$68,675	$68,790
Cash and cash equivalents	(22,168)	(15,545)
Current maturities of long-term debt	1,483	1,347
Net working capital	$47,990	$54,592

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	Three Months Ended				Year Ended
	December 31, 2021		December 31, 2020		December 31, 2021		December 31, 2020
	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Income (Loss)	Impact on Diluted Earnings (Loss) Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$1,662	$0.68	$8,570	$3.59	$(4,734)	$(1.98)	$(57,599)	$(24.37)
Adjustments
Impairments (a)	—	—	—	—	—	—	50,194	21.23
Gain on patent infringement settlement (b)	—	—	(12,839)	(5.41)	—	—	(12,839)	(5.43)
Realized and unrealized foreign currency (gain) loss (c)	(123)	(0.05)	574	0.25	(307)	(0.13)	1,002	0.42
Write-off of deferred loan costs (d)	—	—	—	—	—	—	606	0.26
Net effect of ERC (e)	(1)	—	—	—	(1,908)	(0.79)	—	—
Income tax impact from adjustments (f)	(350)	(0.15)	(2,710)	(1.13)	(96)	(0.04)	(976)	(0.41)
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$1,188	$0.48	$(6,405)	$(2.70)	$(7,045)	$(2.94)	$(19,612)	$(8.30)

_____________________

(a)	Represents non-cash impairment charges for property and equipment and intangible assets during 2020.
(b)	Represents the 50% gain attributable to NCS, which was realized from the settlement of the final court judgment against Diamondback Industries, Inc. (“Diamondback”).
(c)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)

Represents deferred loan costs that were expensed during the third quarter of 2020 in connection with the amendment to our senior secured credit facility in August 2020. The reduction in deferred loan costs was in proportion to the reduction in the potential capacity of the debt facility.

(e)	Represents U.S. employee retention credit (“ERC”) in 2021 less the effect on bonus and associated payroll burden accruals.
(f)

Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets in addition to a reduction in foreign income tax in 2020.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$1,996	$23,830	$(3,779)	$(39,106)
Income tax expense (benefit)	218	2,173	263	(7,783)
Interest expense, net	204	174	733	1,796
Depreciation	975	980	3,832	4,426
Amortization	167	125	669	1,465
EBITDA	3,560	27,282	1,718	(39,202)
Impairments (a)	—	—	—	50,194
Gain on patent infringement settlement (b)	—	(25,678)	—	(25,678)
Share-based compensation (c)	982	1,449	4,221	7,723
Professional fees (d)	2,062	(916)	4,885	1,295
Net benefit of ERC (e)	(1)	—	(1,908)	—
Foreign currency (gain) loss (f)	(127)	593	(283)	1,060
Severance and other termination benefits (g)	—	43	—	5,661
Other (h)	15	204	461	1,131
Adjusted EBITDA	$6,491	$2,977	$9,094	$2,184
Adjusted EBITDA Margin	18%	11%	8%	2%
Adjusted EBITDA Less Share-Based Compensation	$5,509	$1,528	$4,873	$(5,539)

_____________________

(a)	Represents non-cash impairment charges for property and equipment and intangible assets during 2020.
(b)	Represents gain realized from the settlement of the final court judgment against Diamondback.
(c)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(d)	Represents non-capitalizable costs of professional services incurred in connection with legal proceedings and the evaluation of potential acquisitions.
(e)	Represents ERC benefits recorded during 2021 less the effect on bonus and associated payroll burden accruals.
(f)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(g)	Reflects charges incurred in connection with the reductions in workforce implemented in 2020.
(h)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Year Ended December 31,
	2021	2020
Net cash provided by operating activities	$11,583	$35,117
Purchases of property and equipment	(495)	(2,098)
Purchase and development of software and technology	(338)	(55)
Proceeds from sales of property and equipment	389	1,094
Free cash flow	$11,139	$34,058
Distributions to non-controlling interest	(2,750)	(17,550)
Free cash flow less distributions to non-controlling interest	$8,389	$16,508

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
United States
Product sales	$7,523	$9,547	$26,285	$38,866
Services	2,542	1,725	8,870	7,313
Total United States	10,065	11,272	35,155	46,179
Canada
Product sales	16,524	9,590	53,401	34,330
Services	5,029	4,400	19,682	14,219
Total Canada	21,553	13,990	73,083	48,549
Other Countries
Product sales	2,009	112	3,537	2,001
Services	2,489	2,009	6,727	10,248
Total Other Countries	4,498	2,121	10,264	12,249
Total
Product sales	26,056	19,249	83,223	75,197
Services	10,060	8,134	35,279	31,780
Total revenues	$36,116	$27,383	$118,502	$106,977